Exhibit 8.2

[Form of Opinion of Dewey Ballantine LLP]

May [__], 2007

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

ABC Radio Holdings, Inc.

c/o The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Ladies and gentlemen:

We have acted as tax counsel to The Walt Disney Company (“Disney”), a Delaware corporation, and ABC Radio Holdings, Inc. (f/k/a ABC Chicago FM Radio, Inc.) (“ABC Radio Holdings”), a Delaware corporation and a wholly-owned subsidiary of Disney, in connection with the merger (the “Merger”) of Alphabet Acquisition Corp. (“Alphabet Acquisition”), a Delaware corporation and a direct wholly-owned subsidiary of Citadel Broadcasting Corporation (“Citadel”), a Delaware corporation, with and into ABC Radio Holdings, pursuant to the Agreement and Plan of Merger, dated as of February 6, 2006 and amended as of November 19, 2006 (the “Merger Agreement”), among Citadel, Alphabet Acquisition, ABC Radio Holdings and Disney. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Merger Agreement. The Merger will be preceded by (1) an internal restructuring by Disney (the “Disney Restructuring”), (2) the making by Citadel to its shareholders of a special distribution (the “Special Distribution”) and (3) the pro-rata distribution of all of the stock of ABC Radio Holdings by Disney to its shareholders (the “Separation”), pursuant to the Separation Agreement between Disney and ABC Radio Holdings dated as of February 6, 2006 and amended as of November 19, 2006 (the “Separation Agreement”). In our capacity as tax counsel to Disney and ABC Radio Holdings, we are delivering this opinion to you in connection with the Registration Statement of Citadel Broadcasting Corporation on Form S-4 (File No. 333-13957) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

NEW YORK    WASHINGTON, D.C.    LOS ANGELES    EAST PALO ALTO    HOUSTON    AUSTIN

LONDON    WARSAW    FRANKFURT    MILAN    ROME    BEIJING

The Walt Disney Company

ABC Radio Holdings, Inc.

Our opinion is limited to shareholders of ABC Radio Holdings that are “United States holders” as defined under the heading “THE TRANSACTIONS—Material United States Federal Income Tax Consequences of the Spin-Off, the Merger and the Special Distribution” in the Registration Statement. In rendering our opinion set forth below, we have examined and relied upon, with your permission and without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the request by Disney and ABC Radio Holdings for rulings from the Internal Revenue Service (the “IRS”), dated July 21, 2006, as subsequently supplemented by the letters dated December 1, 2006, February 22, 2007, April 24, 2007, May 4, 2007 and May 4, 2007, including all exhibits and enclosures (the “Ruling Request”), (ii) the private letter ruling (PLR-135500-06) issued by the IRS to Disney on May 4, 2007 (the “Ruling”), (iii) the officer’s certificate from each of Disney and Citadel addressed to us and dated as of the date hereof (each, an “Officer’s Certificate”), (iv) the Registration Statement, including the exhibits thereto, (v) the Merger Agreement, the Separation Agreement and all agreements included as exhibits to the Merger Agreement (collectively, the “Agreements”) and (vi) such other documents and records as we deem necessary or appropriate as a basis for this opinion. In addition, we have relied with your permission upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Disney, ABC Radio Holdings and Citadel, including factual statements and representations set forth in the Ruling Request and the Officer’s Certificates. For purposes of rendering our opinion, we have assumed with your permission that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing effectiveness and validity of the Ruling, the receipt by ABC Radio Holdings prior to the Effective Time of a private letter ruling (the “ABC Radio Holdings Ruling”) substantially identical to the Ruling, the initial and continuing effectiveness and validity of the ABC Radio Holdings Ruling, and the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Disney, ABC Radio Holdings and Citadel, including those set forth in the Ruling Request and the Officer’s Certificates, and we have assumed that the Officer’s Certificates will be re-executed by appropriate officers as of the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Disney Restructuring, the Separation and the Merger will be consummated in accordance with the Agreements and the Ruling and as described in the Ruling Request and the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

The Walt Disney Company

ABC Radio Holdings, Inc.

In rendering our opinion, we have considered applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the IRS and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

The Walt Disney Company

ABC Radio Holdings, Inc.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:

1.	The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

2.	No gain or loss will be recognized by an ABC Radio Holdings shareholder on the exchange of ABC Radio Holdings common stock solely for Citadel common stock (including any fractional share interest to which the shareholder would be entitled).

3.	The aggregate basis in the hands of an ABC Radio Holdings shareholder of the Citadel common stock received in the Merger (including any fractional share interest to which the shareholder would be entitled) will equal the aggregate basis of the ABC Radio Holdings common stock exchanged.

4.	The holding period that an ABC Radio Holdings shareholder will have for Citadel common stock received in the Merger (including any fractional share interest to which the shareholder would be entitled) will include the holding period in the ABC Radio Holdings common stock exchanged therefor, provided that the ABC Radio Holdings common stock is a capital asset in the ABC Radio Holdings shareholder’s hands on the date of the exchange.

5.	If cash is received by an ABC Radio Holdings shareholder as a result of the sale of a fractional share of Citadel stock by the Distribution Agent (as defined in the Merger Agreement) on behalf of the shareholder, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the shareholder’s basis in the fractional share. If the fractional share interest is a capital asset in the hands of the ABC Radio Holdings shareholder, the gain or loss will be capital gain or loss, subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

This opinion is delivered to you in connection with the transactions referred to herein. Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Disney Restructuring, the Separation, the Special Distribution or the Merger or of any transaction related to or contemplated by the Disney Restructuring, the Separation, the Special Distribution or the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The Walt Disney Company

ABC Radio Holdings, Inc.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

Dewey Ballantine LLP